Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Zai Lab Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity(3)	Ordinary Shares, par value $0.000006 per share(3)	Rules 457(c) and 457(h)	99,208,743 (4)	1.897	188,198,985.47	.00014760	27,778.17

	Total Offering Amounts							$--
	Total Fee Offsets							$--
		Net Fee Due						$27,778.17

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Ordinary Shares of the Registrant as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.
(2)    Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average high and low prices of the Registrant’s American Depositary Shares (“ADSs”) as reported by the NASDAQ Global Market on June 14, 2024, a date that is within five business days prior to the date on which this Registration Statement is being filed, to be $19.39 and $18.55, respectively. One of the Registrant’s ADSs represents ten Ordinary Shares.
(3)    These Ordinary Shares may be represented by the Registrant’s ADSs.
(4)    The Zai Lab Limited 2024 Equity Incentive Plan (the “Plan”) authorizes the issuance of a maximum number of Ordinary Shares equal to 99,208,743 as of June 18, 2024 (i.e., the date the Plan was approved by Zai Lab Limited’s shareholders). The Plan was approved by shareholders at the 2024 Annual General Meeting of Shareholders of Zai Lab Limited held on June 18, 2024.